UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 17, 2007

__________

Z TRIM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-27841	22-3768777
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1011 Campus Drive Mundelein, IL 60060 (Address of principal executive offices)		60060 (Zip code)

Registrant’s telephone number, including area code: (847) 549-6002

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On December 17, 2007 the Company issued a press release reporting the matters described in Item 8.01 herein.  A copy of the press release is attached hereto as Exhibit 99.

Item 8.01                      Other Information

Update Regarding Status of Zaghi Litigation

As the Company previously reported, on August 8, 2007, the Company settled its litigation with Farhad Zaghi and related parties (collectively, “Zaghi”) in which the Company had sued Zaghi for collection of amounts owing on a promissory note and Zaghi had counterclaimed for fraud and other causes of action.  On October 16, 2007, the Company and Zaghi amended their settlement agreement.

Under the revised settlement agreement, the Company was obligated to issue to a Zaghi affiliate and register for sale at least 1,950,000 shares of the Company’s common stock, which were to be liquidated at the market with proceeds of the sale inuring to Zaghi’s benefit.  Zaghi had agreed that once the total proceeds reached $1,791,000, Zaghi would dismiss its claims against the Company.  Per the revised settlement agreement, if the Company was unable to register the initial 1,950,000 shares within 50 days, Zaghi would have the right to terminate the settlement agreement and continue litigating.  On November 29, 2007, because the Company had been unable to register the shares, Zaghi exercised his right to declare the revised settlement agreement null and void.  The parties are now back in litigation and will attend a court-ordered settlement conference in January 2008. The Company originally sued Zaghi for failure to make payments pursuant to a promissory note.  Zaghi counter-sued against the Company (for fraud), Greg Halpern individually (for fraud and breach of contract), and the other directors individually (for fraud).

Item 9.01.                                Financial Statements and Exhibits.

(d)           Exhibits.

No.	Description

99	Press Release dated December 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Z TRIM HOLDINGS, INC.

December 17, 2007	By:	/s/ Steven J. Cohen
Steven J. Cohen
President

No.	Description

99	Press Release dated December 17, 2007